NASDAQ: EPMD	For Further Information Contact:
IMMEDIATE RELEASE	Matthew C. Hill, CFO
(856) 753-8533
MKR Group, LLC
Charles Messman, Todd Kehrli
(818) 556-3700

EP MEDSYSTEMS REPORTS THIRD QUARTER AND NINE MONTH RESULTS

West Berlin, NJ (November 10, 2005)--EP MedSystems, Inc. (NASDAQ: EPMD), a market leader in electrophysiology products used to diagnose and treat certain types of cardiac rhythm disorders, today announced financial results for the three and nine months ended September 30, 2005. For the nine months ended September 30, 2005, revenues were $12,501,000, an increase of 12% from the $11,149,000 reported in the same period last year. The gross margin for the nine months ended September 30, 2005 increased to 63%, compared to 58% for the comparable period of 2004. The net loss for the nine months ended September 30, 2005 was $4,422,000 or ($0.17) per basic and diluted share, compared to $3,924,000 or ($0.17) per basic and diluted share in the prior year. The Company’s administrative costs were higher in the nine months as a result of higher legal fees and other costs associated with the Administrative Subpoena received by the Company during the second quarter, the SEC inquiry and the related investigations of sales of the Company’s products into Iran and Syria, which are more fully described in the Company’s Quarterly Report filed on Form 10-Q.

Revenues for the quarter were $4,270,000, a decrease of 9% from the $4,677,000 reported for the three months ended September 30, 2004. The gross margin for the three months ended September 30, 2005 increased to 63%, compared to 60% for the comparable period in 2004. The net loss for the quarter was $1,849,000, compared to the $710,000 reported in 2004. The basic and diluted loss per share for the three months ended September 30, 2005 was ($0.07), which compared to ($0.03) for the comparable period in 2004. The Company finished the quarter with cash and cash equivalents of $6,607,000.

The Company also announced that the FDA has requested additional clinical data to support our Premarket Approval (PMA) supplement filing to market the ALERT® CS/RA dual-purpose catheter system. The Company is in the process of evaluating our response to the FDA requests. The product line is currently available for sale in Europe.

David Jenkins, EP MedSystems' Chairman and Chief Executive Officer commented, "While sales are down from the previous year’s third quarter, we were excited by the significant increase in sales we experienced from both the ViewMate® and ViewFlex™ product lines. We were pleased with both the new console placements, and catheter sales and expect this to be a strong foundation for future growth. During the quarter the Company also completed the first integration of the EP Workmate®, with Phillips’ Allura Xper X-Ray System, which has been placed in a luminary site.” Mr. Jenkins continued, “We have made progress with our internal investigation, and plan to meet with government agencies in November to review the results of our Audit Committee’s investigation.”

Corporate Conference Call

EP MedSystems’ management will host a conference call today, November 10, 2005, at 4:30 p.m. EDT (1:30 p.m. PDT) to review the second quarter financial results and other corporate events. David Jenkins, Chairman and CEO will host the call and take part in a Q & A session.

The call can be accessed by dialing 866-249-5225 and giving the company name, "EP MedSystems”. Participants are asked to call the number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five days by dialing 800-405-2236 and entering the following pass code: 11044541#.

The call can also be accessed live on the web at www.epmedsystems.com in the investor relations area of the site or by going to http://www.mkr-group.com.

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used to diagnose and treat certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate® Electrophysiology Workstation with RPM™ Real-time Position Management™ navigation technology, the EP-4™ Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, the ALERT® System and ALERT family of internal cardioversion catheters, and the ViewMate® intracardiac ultrasound catheter imaging system. For more information, visit our Website at www.epmedsystems.com.

Forward Looking Statements:

This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, "see opportunities" or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs, possible costs, fines or penalties that may be incurred in connection with government inquiries and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company’s Annual Report filed on Form 10-KSB and quarterly reports filed on Form 10-Q and 10-QSB.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

Other highlights reported for the quarter and nine months include:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement Data	2005	2004	2005	2004
Net Sales	$4,270,000	$4,677,000	$12,501,000	$11,149,000
Cost of products sold	1,592,000	1,876,000	4,619,000	4,665,000
Gross Profit	2,678,000	2,801,000	7,882,000	6,484,000
Operating expenses
Sales and marketing	2,110,000	2,156,000	6,413,000	5,857,000
General and administrative	1,811,000	716,000	4,072,000	2,277,000
Research and development	588,000	531,000	1,760,000	1,769,000
Total Operating Expenses	4,509,000	3,403,000	12,245,000	9,903,000
Loss from operations	(1,831,000)	(602,000)	(4,363,000)	(3,419,000)

Interest expense, net	(18,000)	(108,000)	(59,000)	(505,000)
Net Loss	$(1,849,000)	$(710,000)	$(4,422,000)	$(3,924,000)

Basic and diluted loss per share	$(0.07)	$(0.03)	$(0.17)	$(0.17)

Weighted Average
Shares Outstanding	25,847,567	23,511,520	25,755,732	23,387,478

Balance Sheet Data	At September 30, 2005	At September 30, 2004
Cash and cash equivalents	$6,607,000	$5,783,000
Working capital	7,117,000	8,448,000
Total assets	17,148,000	15,300,000
Total liabilities	7,679,000	6,454,000
Shareholder’s equity	9,469,000	8,846,000

###